Exhibit 10.1

December 16, 2021

To: On Track Innovations Ltd. (the “Company”)

Re: Second Notice of Exercise of Option and Agreement

This Second Notice of Exercise of Option and Letter Agreement (“Second Notice and Letter Agreement”) is provided in connection with that Loan Financing Agreement by and among the Company and the Lenders (as defined therein), dated as of December 9, 2020, as amended as of January 26, 2021 (the “Loan Agreement”), and in connection with that Notice of Exercise of Option and Agreement entered into by and among the Company and the Majority Lender as of June 17, 2021, pursuant to which, among other matters, the Maturity Period was extended until December 17, 2021 (the “First Notice and Letter Agreement”).

Terms used and not otherwise defined herein shall have such meaning ascribed to them in the Loan Agreement.

The undersigned advises the Company of the following:

1.	The undersigned being the Majority Lender, hereby exercises its right under Section 1.6 of the Loan Agreement, to extend the Maturity Period.

2.	Pursuant to Section 1.6 of the Loan Agreement, it is hereby agreed that the Maturity Period is extended until January 28, 2022.

3.	It is further agreed, that the interest accrued on the Loan Amount and the previous Interest Debt (as defined under the First Notice and Letter Agreement) for the Maturity Period, as extended (i.e., for that time period commencing on the Initial Closing and/or the Second Closing, as the case may be, and elapsing on December 17, 2021), is equal to US$ 137,818 (the “Second Notice Interest Debt”).

4.	Whereas, the Company determined that it is in its best interest, it is therefore further agreed, notwithstanding Section 4.1 of the Loan Agreement and notwithstanding the First Notice and Letter Agreement, that:

i	the payment by Company of the Second Notice Interest Debt to the Lenders shall be made on January 28, 2022, and for the avoidance of doubt, such debt shall remain included in the Secured Amount for all purposes under the Loan Agreement;

ii	as of the date hereof, the Loan Amount and the Second Notice Interest Debt shall both continue to accrue interest at a rate of 10% per annum and such accrued interest shall also be paid to the Lenders on January 28, 2022 (the “Extension Interest”); and

iii	For the avoidance of doubt, Section 5.1(c) of the Loan Agreement exclusively shall apply in respect of the conversion of the entire Secured Amount, including without limitation, the Second Notice Interest Debt and the Extension Interest.

5.	Subject only to the provisions of Sections 1, 2, 3, and 4 above, the Loan Agreement and the First Notice and Letter Agreement shall both continue to be in effect and apply, in accordance with their terms, including without limitation, as to the Maturity Period (as extended under the First Notice and Letter Agreement and under this Second Notice and Letter Agreement), and as to the Secured Amount.

6.	Without derogating from Section 5 above, in the event of any contradiction or conflict between this Second Notice and Letter Agreement and the Loan Agreement and/or the First Notice and Letter Agreement, this this Second Notice and Letter Agreement shall prevail

7.	If the foregoing is acceptable to you, please indicate your agreement by signing this Second Notice and Letter Agreement below.

[Signature page follows]

Sincerely,

Jerry L. Ivy, Jr. Descendants’ Trust

By:	/s/ Jerry L. Ivy
Title:	Trustee

Agreed:

On Track Innovations Ltd.

By:	/s/ Assaf Cohen
Title:	CFO

Cc:	Scott Medford
Mark R. Beatty, Esq.
Yoram Shiv, Adv.
Dalit Kahana-Garbi, Adv.
Yael Sender-Cohen, Adv.